Patrick Industries, Inc. Reports Third Quarter and Nine Months 2011 Financial Results

ELKHART, Ind., Oct. 27, 2011 /PRNewswire/ -- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle ("RV"), manufactured housing ("MH") and industrial markets, today reported its financial results for the third quarter and nine months ended September 25, 2011.

Net sales for the quarter were $77.4 million compared to $72.8 million in the same quarter of 2010, an increase of $4.6 million or 6.4%. The increase was primarily attributable to the contributions of three business acquisitions completed since August 2010, higher raw material commodity prices, and improved retail fixture sales in the industrial market. Softer than expected conditions in the MH industry partially offset the sales increase in the quarter. According to industry associations, wholesale unit shipments in the RV industry, which represented 59% of the Company's sales in the quarter, decreased approximately 3% in the third quarter of 2011 compared to the prior year period. The Company estimates that wholesale unit shipments in the MH industry, which represented 26% of the Company's third quarter sales, were down approximately 5% from the third quarter of 2010. The industrial market sector, which is primarily tied to the residential housing market and accounted for 15% of the Company's third quarter 2011 sales, saw a 6% increase in new housing starts in the quarter compared to the prior year.

As previously announced, Patrick acquired Syracuse, Indiana-based A.I.A. Countertops, LLC ("AIA") in September 2011. AIA, a fabricator of countertops, backsplashes, tables, signs, and other products for the RV and commercial markets, was the Company's second acquisition of the year following the acquisition of the manufacturing and distribution business of Praxis Group ("Praxis") in June 2011. Together, AIA and Praxis accounted for approximately $1.3 million of the sales increase in the third quarter of 2011. In addition, the acquisition of Blazon International Group ("Blazon") during the third quarter of 2010 contributed only a partial quarter's results in the prior year period compared to a full quarter in 2011.

For the third quarter of 2011, Patrick reported net income of $4.5 million or $0.44 per diluted share, compared to a net loss of $0.6 million or $0.07 per diluted share in the third quarter of 2010. Third quarter 2011 and 2010 net income each included the positive impact of a non-cash credit of $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants.

The impact of the acquisition of new product lines during 2010, in particular the acquisition of the distribution business of Blazon, positively contributed to gross profit and net income during the third quarter of 2011. Continued improved profitability at two of the Company's Midwest manufacturing divisions, one of which had underperformed in 2010 compared to historical levels, also contributed to the increase in net income. Both divisions benefited from margin improvements that were in line with the Company's expectations and ongoing organizational and process changes that enhanced labor efficiencies, reduced scrap and returns, and increased material yields.

"While we have been negatively impacted by continuing soft market conditions in the MH industry, we have increased our market share in both the RV and industrial market sectors through new product introductions and line extensions to further drive sales levels," said Todd Cleveland, President and Chief Executive Officer. "In addition, we believe the impact of the acquisitions of Praxis and AIA in 2011 will provide positive contributions to our operating profitability and allow us to gain additional penetration in the RV and industrial market sectors."

Net sales for the first nine months of 2011 were $229.5 million, an increase of $9.3 million or 4.3%. Similar to the third quarter, the year-to-date increase was primarily attributable to the contributions of the three acquisitions described above, higher raw material commodity prices, and improved retail fixture business. The sales increase was partially offset by continued softness in the MH and residential housing markets. According to industry associations, wholesale unit shipments in the RV industry, which represented 62% of the Company's year-to-date sales, increased approximately 3% in the first nine months of 2011 compared to the prior year period. The Company estimates that wholesale unit shipments in the MH industry, which represented 23% of the Company's nine months sales, were down approximately 10% from 2010. The industrial market sector, which accounted for 15% of the Company's nine months sales, saw new housing starts decrease by approximately 2% for the first nine months of 2011 compared to the prior year.

For the first nine months of 2011, Patrick reported net income of $7.0 million or $0.68 per diluted share, compared to net income of $2.2 million or $0.22 per diluted share in the prior year period. Net income for the first nine months of 2011 benefited from the impact of improved profitability at two of the Company's Midwest manufacturing divisions and the product line acquisitions as discussed above.

Nine months 2011 net income included non-cash charges related to the refinancing of Patrick's previous credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter and the write-off of $0.6 million or $0.06 per diluted share of financing costs. The costs were partially offset by a net gain on the sale of fixed assets and on the acquisition of a business of $0.3 million or $0.03 per diluted share, and a non-cash credit of approximately $0.1 million or $0.01 per diluted share related to stock warrant accounting. Net income for the first nine months of 2010 included a net gain on the sale of fixed assets of $2.8 million or $0.28 per diluted share, and a non-cash credit of approximately $0.2 million or $0.02 per diluted share related to stock warrant accounting.

"We are pleased with our improved third quarter and year-to-date profitability compared to 2010 as we are realizing both the benefits of strategic and operational initiatives executed in late 2010 and early 2011, and the related improved contribution as a result of the absorption of fixed costs over a larger sales base. However, we expect conditions to soften in the RV and MH industries through the balance of 2011 due primarily to the normal seasonal cycle and concerns over the state of the economic recovery. In addition, we are excited to work with the AIA team and be afforded the opportunity to continue to bring new products to our existing customer base and potentially to other customers outside of the RV industry. As we move through the balance of 2011 and into 2012, we will continue to focus our efforts on searching for opportunities to expand our portfolio of product offerings through the addition of new product lines and strategic acquisitions and continue to maximize our efforts to enhance production and labor efficiencies, control costs, and improve net income," said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states. Patrick's major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, and slotwall and slotwall components. The Company also distributes drywall and drywall finishing products, wiring, electrical and plumbing products, electronics, cement siding, interior passage doors, roofing products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date hereof or otherwise. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

(thousands except per share data	THIRD QUARTER ENDED		NINE MONTHS ENDED

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Sept. 25, 2011	Sept. 26, 2010	Sept. 25, 2011	Sept. 26, 2010
NET SALES	$ 77,439	$ 72,785	$ 229,544	$ 220,150
Cost of goods sold	64,248	65,021	196,446	196,172
Gross profit	13,191	7,764	33,098	23,978

Operating expenses:
Warehouse and delivery	3,537	3,110	10,155	8,884
Selling, general and administrative	4,226	3,785	12,157	11,190
Amortization of intangible assets	195	125	538	377
(Gain) loss on sale of fixed assets and acquisition of business	(11)	26	(263)	(2,794)
Total operating expenses	7,947	7,046	22,587	17,657
OPERATING INCOME	5,244	718	10,511	6,321
Stock warrants revaluation	(69)	(127)	(76)	(192)
Interest expense, net	777	1,474	3,589	4,348
Income (loss) before income taxes	4,536	(629)	6,998	2,165
Income taxes	-	-	-	-
NET INCOME (LOSS)	$ 4,536	$ (629)	$ 6,998	$ 2,165

BASIC NET INCOME (LOSS) PER COMMON SHARE	$ 0.46	$ (0.07)	$ 0.72	$ 0.23

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$ 0.44	$ (0.07)	$ 0.68	$ 0.22

Weighted average shares outstanding – Basic	9,865	9,401	9,673	9,335
Diluted	10,387	9,401	10,230	9,869

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 25, 2011	Dec. 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 240	$ 1,957
Trade receivables, net	23,624	10,190
Inventories	25,656	22,723
Prepaid expenses and other	1,708	2,258
Total current assets	51,228	37,128

Property, plant and equipment, net	22,639	23,172
Goodwill and other intangible assets, net	15,624	10,867
Deferred financing costs, net	2,005	325
Other non-current assets	573	3,325
TOTAL ASSETS	$ 92,069	$ 74,817

CURRENT LIABILITIES
Current maturities of long-term debt	$ 1,000	$ 16,983
Short-term borrowings	-	19,250
Accounts payable	19,539	8,204
Accrued liabilities	7,458	5,628
Total current liabilities	27,997	50,065

Long-term debt, less current maturities and discount	32,004	-
Deferred compensation and other	3,916	5,290
Deferred tax liabilities	1,326	1,326
TOTAL LIABILITIES	65,243	56,681

SHAREHOLDERS' EQUITY	26,826	18,136
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 92,069	$ 74,817

CONTACT: Julie Ann Kotowski, Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com